Exhibit 99.1

NEWS

Krish Prabhu Joins Sanmina’s Board of Directors

San Jose, CA – September 10, 2019. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the appointment of Krish Prabhu to the Company’s Board of Directors. Prabhu is a seasoned telecommunications executive and technology leader.

Prabhu is currently an independent technology consultant and advisor to technology start-ups. Most recently, Prabhu was Chief Technology Officer and President of AT&T Labs. During Prabhu’s tenure there, he was responsible for the company’s global technology direction, including network innovation, product development and research, the intellectual property organization and the global supply chain organization. Prior to this, he served as President and Chief Executive Officer of Tellabs, a networking technology company. In addition, Prabhu was a venture partner at Morganhaler Ventures where he was involved with the funding and development of startup companies specializing in networking hardware and software. Earlier in his career, he held various leadership positions at Alcatel, an international telecom company including Chief Operating Officer, Chief Executive Officer of Alcatel USA, Executive Vice President and as Chief Technology Officer of US operations.

Prabhu obtained his Masters of Science in physics from the Indian Institute of Technology, Bombay, India and his MS and PhD in electrical engineering from the University of Pittsburgh.

“With over 30 years of industry experience and senior leadership roles at global public corporations, Krish brings a wealth of knowledge and expertise to Sanmina’s Board. I’ve known Krish for a number of years as a customer and have always respected his business ethics, acumen and insight. I am very pleased to have Krish join our Board and I look forward to his contributions to the Company in the years ahead,” stated Jure Sola, Executive Chairman of the Board.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

Vice President, Investor Relations

(408) 964-3610